MATERIAL CHANGE REPORT

Item 1	Name and Address of the Issuer BCE Inc. (“BCE”) 1000 de La Gauchetière West, suite 3700 Montréal, Québec H3B 4Y7
Item 2	Date of Material Change May 21, 2008
Item 3	News Release Press releases were disseminated by CNW Telbec on May 21, 2008 and May 26, 2008
Item 4	Summary of Material Change
On May 21, 2008, the Québec Court of Appeal rendered its decision with respect to BCE’s plan of arrangement related to BCE’s proposed privatization. The Québec Court of Appeal’s decision denied the plan of arrangement.

Item 5	Full Description of Material Change

5.1 Full Description of Material Change
On May 21, 2008, the Québec Court of Appeal rendered its decision with respect to BCE’s plan of arrangement related to BCE’s proposed privatization. The Québec Court of Appeal’s decision denied the plan of arrangement.
On the same day, BCE announced that, together with the purchaser, it would seek leave to appeal to the Supreme Court of Canada, from the Québec Court of Appeal’s decision.
The appeal will require the Supreme Court of Canada to grant leave to appeal. BCE sought directions from the Supreme Court of Canada to expedite the disposition of such application for leave to appeal, and any appeal. On May 26, 2008, the Supreme Court of Canada granted BCE’s motion to expedite leave to appeal and established the following schedule :
“ — The application for leave to appeal and motion to expedite the hearing shall be served and filed by May 28, 2008;
- Any responses to the application for leave and motion to expedite shall be served and filed by
May 30, 2008.
In the event leave to appeal is granted and the motion to expedite the hearing is granted, the
Court suggests that the following timelines apply:
- The appellants’ factums, record and book of authorities to be served and filed by June 6, 2008;
- Any applications for leave to intervene to be served and filed by June 6, 2008;
- The respondents’ factums, records and books of authorities to be served and filed by June 10,
2008;
- The interveners’ factums to be served and filed by June 10, 2008;
- The reply factum, if permitted under the rules of the Supreme Court, to be served and filed by
June 12, 2008;
- The appeal to be heard on June 17, 2008 at 9:30 a.m. The appellants to share one hour for oral argument and the respondents to share one hour for oral argument. Any intervener permitted to make an oral argument shall have 10 minutes to do so. “
In accordance with the Supreme Court of Canada’s schedule set out above, BCE filed its motion for leave to appeal and its motion to expedite the hearing on May 28, 2008.
In light of the Québec Court of Appeal’s decision, the closing of the transaction will be contingent on the Supreme Court granting leave to appeal and the reversal by the Supreme Court of the judgment of the Québec Court of Appeal relating to the plan of arrangement.
On June 29, 2007, BCE entered into a definitive agreement to be acquired by an investor group led by Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan,
Providence Equity Partners Inc., Madison Dearborn Partners, LLC, and Merrill Lynch Global Private
Equity.

Caution Concerning Forward-Looking Statements
This material change report contains forward-looking statements relating to the proposed privatization of BCE, legal proceedings related thereto and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions including, in particular, the inherent uncertainty regarding the conduct, outcome and timing of any litigation. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize.
The timing and completion of the proposed privatization transaction is subject to a number of terms and conditions, including, without limitation: (i) satisfaction of the conditions to the approvals of the Canadian Radio-television and Telecommunications Commission and the Minister of
Industry, (ii) reversal by the Supreme Court of Canada of the judgment of the Québec Court of
Appeal relating to the plan of arrangement, and (iii) certain termination rights available to the parties under the definitive agreement dated June 29, 2007, as amended, governing the terms of the transaction. The conditions to these approvals may not be satisfied, the other conditions to the transaction may not be satisfied in accordance with their terms, and/or the parties to the definitive agreement may exercise their termination rights, in which case the proposed privatization transaction could be modified, restructured or terminated, as applicable. Failure to complete the proposed privatization transaction could have a material adverse impact on the market price of BCE’s shares.
The forward-looking statements contained in this material change report are made as of the date of the material change and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this material change report, whether as a result of new information, future events or otherwise. Additionally, we undertake no obligation to comment on expectations of, or statements made by, third parties in respect of the proposed privatization transaction. For additional information with respect to certain of these and other assumptions and risks, please refer to BCE’s 2007 annual MD&A dated March 5, 2008 included in the Bell Canada
Enterprises 2007 Annual Report, BCE’s 2008 First Quarter MD&A dated May 6, 2008, as well as to the definitive agreement dated June 29, 2007, as amended, and BCE’s management proxy circular dated
August 7, 2007, all filed by BCE with the Canadian securities commissions (available at
www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov).
These documents are also available on BCE’s website at www.bce.ca.

5.2 Disclosure for Restructuring Transactions
N/A

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102 This report is not being filed on a confidential basis.
Item 7	Omitted Information None.
Item 8	Executive Officer Martine Turcotte Chief Legal Officer (514) 786-3891
Item 9	Date of Report May 29, 2008.